Exhibit 99.1


      CHARLEY LOTT NAMED TO LEAD FLEETWOOD'S HOUSING BUSINESS

Riverside, Calif., April 18, 2005 - Fleetwood Enterprises, Inc. (NYSE:FLE), one of the nation's leading producers of recreational vehicles and manufactured housing, today announced that Charles E. Lott has been named to the open position of executive vice president - Housing Group.

Lott, 57, previously served as the eastern region vice president of Fleetwood's Housing Group until his retirement in 2002. He originally joined the Company in 1970 and held positions of increasing responsibility within the Company's Housing Group. He served as the executive in charge of the Eastern region from 1997 until his retirement.

"Charley is a well known and respected leader in the housing industry," Elden Smith, president and chief executive officer of Fleetwood, said. "He brings a wealth of knowledge back to Fleetwood, and we believe his experience and strong leadership skills will enable him to make an immediate positive impact. I have tremendous respect for Charley and was pleased to find that he was eager to rejoin Fleetwood."

During his tenure with Fleetwood, Lott was active in the various housing industry associations, and has remained close to the industry since his retirement. Lott holds a bachelor's degree in business administration from Auburn University in Auburn, Alabama.

About Fleetwood

Fleetwood Enterprises, Inc., is one of the nation's largest producers of recreational vehicles, from motor homes to travel and folding trailers, and is a leader in the building, retailing and financing of manufactured homes. This Fortune 1000 company, headquartered in Riverside, Calif., is dedicated to providing quality, innovative products that offer exceptional value to its customers. Fleetwood operates facilities strategically located throughout the nation, including recreational vehicle and manufactured housing plants, retail home centers, and supply subsidiary plants. For more information, visit the Company's website at www.fleetwood.com.

This press release contains certain forward-looking statements and information based on the beliefs of Fleetwood's management as well as assumptions made by, and information currently available to, Fleetwood's management. Such statements reflect the current views of Fleetwood with respect to future events and are subject to certain risks, uncertainties, and assumptions, including risk factors identified in Fleetwood's 10-K and other SEC filings. These risks and uncertainties include, without limitation, the cyclical nature of both the manufactured housing and recreational vehicle industries; ongoing weakness in the manufactured housing market; continued acceptance of the Company's products; the potential impact on demand for Fleetwood's products as a result of changes in consumer confidence levels; the effect of global tensions on consumer confidence; expenses and uncertainties associated with the introduction and manufacturing of new products; the future availability of manufactured housing retail financing, as well as housing and RV wholesale financing; exposure to interest rate and market changes affecting certain of the Company's assets and liabilities; availability and pricing of raw materials; changes in retail inventory levels in the manufactured housing and recreational vehicle industries; competitive pricing pressures; the ability to attract and retain quality dealers, executive officers and other personnel; the Company's ability to successfully meet its obligations with respect to Section 404 of the Sarbanes-Oxley Act; and the Company's ability to obtain financing needed in order to execute its business strategies.

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